EXHIBIT 21.1

LIST OF SUBSIDIARIES

The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 2011:

Domestic Operations:	Incorporated In:

Sparton Electronics Florida, Inc.	Florida

Sparton Technology, Inc.	New Mexico

Spartronics, Inc.	Michigan

Sparton Medical Systems, Inc.	Michigan

(Formerly Astro Instrumentation, LLC)

Sparton BP Medical Denver, LLC	Colorado

Sparton Medical Systems Colorado, LLC	Colorado

Foreign Operations:	Incorporated In:

Sparton of Canada, Limited	Ontario, Canada

Spartronics Vietnam Co., LTD	Vietnam